Exhibit 99.1

GAIN Capital Announces Record Quarterly Trading Volume, First Quarter 2011 Results and Share Repurchase Program;

Closes dbFX Acquisition

BEDMINSTER, N.J., May 16, 2011 – GAIN Capital Holdings, Inc. (NYSE: GCAP), a global provider of online trading services, announced today its results for the quarter ended March 31, 2011, a share repurchase plan and provided information regarding the closing of its acquisition of dbFX, Deutsche Bank’s retail foreign exchange trading business.

Highlights:

•	For the quarter ended March 31, 2011:

•	Record quarterly trading volume of $512.5 billion

•	Significant growth in traded retail accounts, funded retail accounts and client assets, up 18%, 32% and 34% respectively, compared to the prior year period

•	Closed dbFX acquisition on May 13, 2011 and, based on preliminary figures, added approximately $55.0 million in client assets and approximately 1,650 clients

•	Approved $10.0 million share repurchase plan

First Quarter Financial and Operating Results:

(Note: Percentage changes are referenced to the first quarter, 2010)

•	Net revenue of $40.4 million, versus $42.0 million in first quarter 2010

•	Net income of $1.4 million and adjusted net income(*) of $2.5 million, versus $66.0 million and $6.5 million in first quarter 2010, respectively

•	Retail trading volume of $402.5 billion and institutional trading volume of $110.1 billion, an increase of 38% and 355%, respectively

•	Traded retail accounts for the three months ended March 31, 2011 of 36,570, an increase of 18%

•	Funded retail accounts of 85,698 and client assets of $283.0 million as of March 31, 2011, an increase of 32% and 34%, respectively

Glenn Stevens, chief executive officer, commented, “As a result of the continued investment in our business, including product and service enhancements, in the first quarter 2011 we saw robust retail trading volume, reaching $402.5 billion, a 38% increase over first quarter 2010, and a very strong increase in institutional trading volume of 355% compared to the first quarter 2010. In addition, there were significant increases in traded retail accounts, funded retail accounts and client assets, up 18%, 32% and 34%, respectively, in a challenging market environment. We were also pleased that we were able to successfully complete the dbFX acquisition and look forward to providing the former dbFX customers our world-class customer service and trading experience.”

Mr. Stevens added, “Low market volatility in the first two months of the year and changes in the mix of retail trading volume hampered our first quarter 2011 revenue capture efforts. However, in March we began to see market conditions change significantly due to the turmoil in the Middle East and Japan, the worsening of the debt crises in Europe, and the continued weakening of the US dollar. This trend has continued into the second quarter and our year-to-date revenue capture has returned to historical levels.”

Closing of dbFX Acquisition

On May 13, 2011, GAIN Capital closed its acquisition of assets of dbFX, Deutsche Bank’s retail foreign exchange trading business. As of such date, based on preliminary figures, a total of approximately $55.0 of former dbFX client assets, and approximately 1,650 client accounts, transferred to GAIN Capital’s retail division, FOREX.com. The acquisition agreement also provides for the referral of retail forex clients from Deutsche Bank to GAIN Capital over the two-year period following the closing of the transaction.

“The dbFX acquisition is one example of how we look to effectively invest our capital to enhance shareholder value,” said Henry Lyons, chief financial officer. “We’ll continue to pursue attractive acquisition opportunities in keeping with our consolidation strategy, as well as invest in driving organic growth. We are committed to investigating all opportunities that will put our capital to good use.”

Stock Repurchase Plan

The company also announced that its Board of Directors has approved a share repurchase plan which authorizes the expenditure of up to $10 million for the purchase of the company’s common stock over a one-year period. The amount and timing of specific repurchases, if any, will depend on market conditions, the trading price of GAIN Capital’s common stock and other factors.

Conference Call:

GAIN Capital will host a conference call today at 11:00 a.m. ET. Those wishing to listen to the call should dial: 1.866.383.8119 in the United States or +1.617.597.5344 elsewhere, and enter the passcode 15384068 at least 10 minutes prior to the start of the call. A live audio webcast of the call, a copy of this release and a presentation will also be available on the Investor Relations section of the GAIN Capital website.

The audio replay will be available for one week after the call by dialing: 1.888.286.8010 in the United States or +1.617.801.6888 elsewhere, and entering passcode 92033947. The replay will be available starting approximately two hours after the completion of the conference call.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE:GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

A pioneer in online forex trading, GAIN Capital operates FOREX.com®, one of the largest and best-known brands in the retail forex industry. GAIN’s other businesses include GAIN GTX, a fully independent FX ECN for hedge funds and institutions, and GAIN Securities, Inc. (member FINRA/SIPC) a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore and Seoul.

For company information, visit www.gaincapital.com.

Consolidated Statements of Operations

In millions, except per share data

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue
Trading revenue	$39.8	$42.1
Other revenue	1.0	0.4

Total non-interest revenue	40.8	42.5
Interest revenue	0.1	0.1
Interest expense	(0.5)	(0.6)

Total net interest revenue/(expense)	(0.4)	(0.5)

Net Revenue	40.4	42.0

Expenses
Compensation and benefits	11.1	11.2
Selling and marketing	10.2	9.9
Trading expenses and commissions	7.2	5.1
Bank fees	1.0	1.0
Depreciation and amortization	0.9	0.8
Purchase intangible amortization	1.7	—
Communication and data processing	0.7	0.8
Occupancy and equipment	1.2	1.0
Bad debt provision/(recovery)	0.5	0.2
Professional fees	1.9	0.7
Change in fair value of convertible, redeemable preferred stock embedded derivative(1)	—	(59.5)
Other	1.8	1.1

Total	38.2	(27.7)

Income before income tax expense	2.2	69.7
Income tax expense	0.8	4.1

Net income	1.4	65.6

Net income/(loss) applicable to non-controlling interest	—	(0.4)

Net income/(loss) applicable to GAIN Capital Holdings, Inc.	$1.4	$66.0

Earnings per share(2):
Basic	$0.04	$22.22

Diluted	$0.04	$1.80

Weighted averages shares outanding(2):
Basic	33,797,165	2,969,194

Diluted	38,888,775	36,575,912

(1)

For periods prior to the closing of our initial public offering in December 2010, in accordance with Financial Accounting Standards Board Accounting Standards Codification 815, Derivatives and Hedging, we accounted for an embedded derivative liability attributable to the redemption feature of our previously outstanding preferred stock. This redemption feature and the associated embedded derivative liability was no longer required to be recognized following the conversion of all of our preferred stock in connection with our IPO.

(2)

In connection with the completion of the Company’s IPO, the Company’s board of directors approved a 2.29-for-1 stock split of the Company’s common stock effective immediately prior to the completion of the Company’s December 2010 IPO, as well as the settlement of the primary share offering which was allocated to all common shareholders on a pro-rata basis resulting in an effective stock split of 2.26-for-1. As a result, all references to share and per share data have been retroactively restated for the three months ended March 31, 2010 to reflect the stock split.

Condensed Consolidated Balance Sheets

In millions

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$337.4	$284.2
Short Term Investments	0.1	0.1
Trading Securities	—	20.1
Receivables from brokers	87.7	98.1
Property and equipment, net	7.3	7.3
Prepaid Assets	10.6	9.9
Deferred financing costs	0.1	0.1
Goodwill	3.1	3.1
Intangible assets, net	7.4	9.1
Other Assets	9.7	11.1

Total assets	$463.4	$443.1

Liabilities and Shareholders’ Equity
Payables to brokers, dealers, FCM’S and other regulated entities	$13.1	$6.1
Payable to customers	269.9	250.6
Accrued compensation & benefits payable	1.3	5.1
Accrued expenses and other liabilities	8.8	10.5
Income tax payable	0.4	2.5
Notes payable	15.8	18.4

Total liabilities	$309.3	$293.2

Shareholders’ equity	154.1	149.9

Total liabilities and shareholders’ equity	$463.4	$443.1

Key Operating Metrics

Dollars in Millions, except where noted

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Total trading volume ($ in billions)	$512.5	$315.6
Traded retail accounts (period)	36,570	31,027
Traded retail accounts (last 12 months)	66,115	55,568
Funded retail accounts(1)	85,698	65,024
New retail accounts	8,910	10,504
Client assets(1)	$283.0	$212.0

(1)	Does not include the impact of the dbFX acquisition or the transfer of clients to TradeStation, each of which occurred after March 31, 2011.

(*) Reconciliation of Net Income to Adjusted Net Income:

GAIN Capital’s previously outstanding Convertible, Redeemable Preferred Stock Series A, Series B, Series C, Series D, and Series E contained a redemption feature which allowed the holders of our preferred stock at any time on or after March 31, 2011 to require us to repurchase such securities. We had determined that this redemption feature effectively provided such holders with an embedded option derivative meeting the definition of an “embedded derivative” pursuant to FASB ASC 815, Derivatives and Hedging. Consequently, the embedded derivative was required to be bifurcated and accounted for separately. This redemption feature and related accounting treatment is no longer required to be recognized following conversion of all of our then outstanding preferred stock into common stock in connection with our IPO. Historically, in accordance with FASB ASC 815, we adjusted the carrying value of the embedded derivative to the fair value of our Company at each reporting date, based upon the Black-Scholes options pricing model, and reported the preferred stock embedded derivative liability on the Consolidated Statements of Financial Condition with changes in fair value recorded in our Consolidated Statements of Operations and Comprehensive Income. Historically, this impacted our net income, but did not affect our cash flow generation or operating performance. This accounting treatment caused our earnings to fluctuate, but in our view was not indicative of our historical or expected future operating performance.

Adjusted net income is a non-GAAP financial measure and, for periods prior to 2011, represented our net income/(loss) excluding (i) the change in fair value of the embedded derivative in our preferred stock and (ii) the after-tax impact of amortization of purchased intangibles. As noted above, the embedded derivative in our preferred stock was extinguished at the time of our IPO. Accordingly, beginning in 2011, we will no longer include an adjustment for changes in fair value of the embedded derivative and adjusted net income will represent our net income excluding only the after-tax impact of amortization of purchased intangibles. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies.

Reconciliation of GAAP Net Income to Adjusted Net Income

In millions, except per share data

(Unaudited)

	For the Three Months Ended March 31,
	2011	2010

Net income applicable to GAIN Capital Holdings, Inc.	$1.4	$66.0
Change in fair value of convertible, redeemable preferred stock embedded derivative	—	(59.5)
Add back of purchased intangible amortization (net of tax)	1.1	—

Adjusted net income	$2.5	$6.5

Adjusted Earnings per Share (1)
Basic	$0.07	$2.19

Dilutive	$0.06	$0.18

(1)	In connection with the completion of the Company’s IPO, the Company’s board of directors approved a 2.29-for-1 stock split of the Company’s common stock effective immediately prior to the completion of the Company’s December 2010 IPO, as well as the settlement of the primary share offering which was allocated to all common shareholders on a pro-rata basis resulting in an effective stock spilt of 2.26-for-1. As a result, all references to share and per share data have been retroactively restated for the three months ended March 31, 2010 to reflect the stock split.

Forward Looking Statement:

In addition to historical information, this earnings release contains “forward-looking” statements that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital’s annual report on form 10-K, filed with the Securities and Exchange Commission on March 30, 2011, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Investor Relations Contact

Henry Lyons

GAIN Capital

ir@gaincapital.com

+1 908 212 3980

Public Relations Contact

Christa Conte

Feintuch Communications

gain@feintuchpr.com

+1 212 808 4902